Exhibit 4.1


                                CREDIT AGREEMENT
                                ----------------

     This Credit Agreement (the "Agreement") is entered effective as of the 26th day of February, 2008, by and between COHESANT INC., a Delaware corporation ("Borrower"), and REGIONS BANK, an Alabama banking corporation ("Bank").

Section 1. Definitions.
           -----------

     Certain capitalized terms have the meanings set forth on Exhibit 1 hereto. All financial terms used in this Agreement but not defined on Exhibit 1 have the meanings given to them by GAAP. All other undefined terms have the meanings given to them in the Indiana Uniform Commercial Code.

Section 2. Loan.
           ----

     2.1. Revolving Credit Loans. (a) Subject to the terms and conditions hereof, Bank hereby extends to Borrower a revolving line of credit facility (the "Facility") under which Bank may make loans (the "Revolving Loans") to Borrower at Borrower's request from time to time during the term of this Agreement in an aggregate amount not to exceed Two Million Five Hundred Thousand and No/100 Dollars ($2,500,000.00).

     Bank may create and maintain reserves from time to time based on such credit and collateral considerations as Bank may deem appropriate. Borrower may borrow, prepay (without penalty or charge), and reborrow under the Facility, provided that the principal amount of all Revolving Loans outstanding at any one time under the Facility will not exceed Two Million Five Hundred Thousand and No/100 Dollars ($2,500,000.00). If the amount of Revolving Loans outstanding at any time under the Facility exceeds the foregoing limit, Borrower will immediately pay the amount of such excess to Bank in cash. In the event Borrower fails to pay such excess, Bank may, in its discretion, setoff such amount against Borrower's accounts at Bank and declare an Event of Default.

     (b) The Borrower agrees that the Bank may rely upon any written or telephonic notice given by any person the Bank in good faith believes is an authorized representative without the necessity of independent investigation and, in the event any telephonic notice conflicts with the written confirmation, such telephonic notice shall govern if the Bank has acted in reliance thereon. Bank will make Revolving Loans by crediting the amount thereof to Borrower's account at Bank. Loan proceeds will be used by Borrower for general working capital purposes.

     (c) On the date hereof, Borrower will duly issue and deliver to Bank a Revolving Line of Credit Note in form and content acceptable to Bank (the "Revolving Note"), in the principal amount of Two Million Five Hundred Thousand and No/100 Dollars ($2,500,000.00), bearing interest as specified in the Revolving Note.

     (d) The term of the Facility will expire on April 30, 2009 and the Revolving Note will become payable in full on that date. Bank's decision to renew the term of the Facility will include, but not be limited to, a consideration of whether any Event of Default has occurred and whether there has been any material adverse change in Borrower's operations or business prospects.

     2.2 Fees and Expenses. Either on or before closing, or promptly upon demand thereafter, Borrower shall reimburse to Bank all reasonable costs and expenses incurred by Bank associated with the extension of the Loan to the Borrower as contemplated by this Agreement, including without limitation, recording costs, attorneys' fees and other out-of-pocket expenses, in accordance with the terms and requirements as set forth in Section 4.11 hereof. Failure to promptly pay all amounts due under this subsection shall constitute an Event of Default under this Agreement.

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Section 3. Representations And Warranties.
           ------------------------------

     Borrower hereby warrants and represents to Bank the following:

     3.1 Organization and Qualification. Borrower is a duly organized and validly existing corporation under the laws of the State of Delaware, its state of organization, has the power and authority to carry on its business and to enter into and perform this Agreement, the Revolving Note, and the other Loan Documents to which it is a party, is qualified and licensed to do business in each jurisdiction in which such qualification or licensing is required. All information provided to Bank with respect to Borrower and its operations is true and correct in all material respects.

     3.2. Due Authorization. The execution, delivery and performance by Borrower of this Agreement, the Revolving Note and the other Loan Documents to which it is a party have been duly authorized by all necessary action, and will not contravene any law or any governmental rule or order binding on Borrower, or the Articles of Incorporation or By-Laws of Borrower, nor violate any agreement or instrument by which Borrower is bound nor result in the creation of a Lien on any assets of Borrower except the Lien granted to Bank herein. Borrower has duly executed and delivered this Agreement, the Revolving Note, and the other Loan Documents to which it is a party and they are valid and binding obligations of Borrower enforceable according to their respective terms except as limited by equitable principles and by bankruptcy, insolvency or similar laws affecting the rights of creditors generally. No notice to or consent by any governmental body is needed in connection with this transaction.

     3.3.  Litigation.  There  are  no  suits  or  proceedings  pending  or,  to
Borrower's knowledge, threatened against or affecting Borrower, and no proceedings before any governmental body are pending or, to Borrower's knowledge, threatened against Borrower.

     3.4 Margin Stock. No part of the Loan will be used to purchase or carry, or to reduce or retire or refinance any credit incurred to purchase or carry, any margin stock (within the meaning of Regulations U and X of the Board of Governors of the Federal Reserve System) or to extend credit to others for the purpose of purchasing or carrying any margin stock. If requested by Bank, Borrower will furnish to Bank statements in conformity with the requirements of Federal Reserve Form U-1.

     3.5 Business. Borrower is not a party to or subject to any agreement or restriction which in the opinion of Borrower's management is so unusual or burdensome that it might have a material adverse effect on Borrower's business, properties or prospects.

     3.6 Licenses, etc. To the best of Borrower's knowledge following all due and reasonable inquiry, Borrower has obtained any and all licenses, permits, franchises, governmental authorizations, patents, trademarks, copyrights or other rights necessary for the ownership of its properties and the advantageous conduct of its business. Borrower possesses adequate licenses, patents, patent applications, copyrights, trademarks, trademark applications, and trade names to continue to conduct its business as heretofore conducted by it, without any conflict with the rights of any other person or entity. All of the foregoing are in full force and effect and none of the foregoing are in known conflict with the rights of others.

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     3.7 Laws and Taxes. To the best of Borrower's  knowledge  following all due and reasonable  inquiry,  Borrower is in compliance with all laws,  regulations,
rulings,  orders,   injunctions,   decrees,  conditions  or  other  requirements
applicable to or imposed upon Borrower by any law or by any governmental authority, court or agency in any respect material to Borrower's business, assets or prospects. Borrower has filed all required tax returns and reports that are now required to be filed by it in connection with any federal, state and local tax, duty or charge levied, assessed or imposed upon Borrower or its assets, including unemployment, social security, and real estate taxes. Borrower has paid all taxes which are now due and payable. No taxing authority has asserted or assessed any additional tax liabilities against Borrower which are outstanding on the date of this Agreement other than real property taxes not yet due and payable, and Borrower has not filed for any extension of time for the payment of any tax or the filing of any tax return or report.

     3.8 Financial Condition. All financial information relating to Borrower which has been or may hereafter be delivered by Borrower or on its behalf to Bank is true and correct in all material respects. Borrower has no material obligations or liabilities of any kind not disclosed in that financial information, and there has been no material adverse change in the financial condition of Borrower nor has Borrower suffered any damage, destruction or loss which has adversely affected its business or assets since the submission of the most recent financial information to Bank.

     3.9 Title. Borrower has good and marketable title to the assets reflected on the most recent balance sheet submitted to Bank, free and clear from all liens and encumbrances of any kind, except for Permitted Liens.

     3.10 Defaults. Borrower is in compliance in all material respects with all material agreements applicable to it and there does not now exist any default or violation by Borrower of or under any of the terms, conditions or obligations of
(a) its Articles of Incorporation or By-Laws, or (b) any indenture, mortgage, deed of trust, franchise, permit, contract, agreement or other instrument to which Borrower is a party or by which it is bound, and the consummation of the transactions contemplated by this Agreement will not result in such default or violation.

     3.11 Environmental Laws. To the best of Borrower's knowledge following all due and reasonable inquiry:

     (a) Borrower has obtained all permits, licenses and other authorizations or approvals which are required under Environmental Laws and Borrower, to its knowledge following all appropriate inquiry, is in compliance in all material respects with all terms and conditions of the required permits, licenses, authorizations and approvals, and is also in compliance in all material respects with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in the Environmental Laws.

     (b) Borrower is not aware of, and has not received notice of, any past, present or future events, conditions, circumstances, activities, practices, incidents, actions or plans which may interfere with or prevent compliance or continued compliance, in any material respect, with Environmental Laws, or may give rise to any material common law or legal liability, or otherwise form the basis of any material claim, action, demand, suit, proceeding, hearing, study or investigation, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling or the emission, discharge, release or threatened release into the environment, of any pollutant, contaminant, chemical, or industrial, toxic or hazardous substance or waste.

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

     (c) There is no civil, criminal or administrative action suit, demand, claim, hearing, notice or demand letter, notice of violation, investigation or proceeding pending or threatened against Borrower, relating in any way to Environmental Laws.

     3.12 Subsidiaries and Partnerships. Borrower has no subsidiaries (other than Cohesant Materials Inc., CuraFlo Franchising Inc., CuraFlo Spincast Services Inc., CuraFlo Services Inc., RLS Solutions Inc., (on and after March 1,
2008) and CuraFlo of British Columbia Ltd.) and is not a party to any partnership agreement or joint venture agreement.

     3.13 ERISA. Borrower and all individuals or entities along with Borrower would be treated as a single employer under ERISA or the Internal Revenue Code of 1986, as amended (an "ERISA Affiliate"), are in compliance with all of their obligations to contribute to any "employee benefit plan" as that term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, and any regulations promulgated thereunder from time to time ("ERISA"). Borrower and each of its ERISA Affiliates are in full compliance with ERISA, and there exists no event described in Section 4043(b) thereof ("Reportable Event").

     3.14 USA Patriot Act. Borrower represents and warrants that neither Borrower nor any of its affiliates is a country, individual or entity named on the Specifically Designated National and Blocked Persons (SDN) list issued by the Office of Foreign Asset Control of the Department of the Treasury of the United States of America.

Section 4. Affirmative Covenants.
           ---------------------

     4.1 Books and Records. Borrower will maintain proper books of account and records and enter therein complete and accurate entries and records of all of its transactions in accordance with generally accepted accounting principles and give representatives of Bank access thereto at all reasonable times, including permission to examine, copy and make abstracts from any such books and records and such other information which might be helpful to Bank in evaluating the status of the Loan as it may reasonably request from time to time. Borrower will give Bank reasonable access to the Collateral and the other property of Borrower securing the Obligations for the purpose of performing examinations thereof and to verify its condition or existence.

     4.2 Financial Statements. Borrower will maintain a standard and modern system for accounting and will furnish to Bank or cause to be furnished to Bank:

     (a) Within forty-five (45) days after the end of each quarterly period, the internally-prepared financial statements of Borrower consisting of a balance sheet and statement of income and expense prepared in accordance with GAAP consistently applied and certified by the principal financial officer of Borrower as being true and correct;

     (b) Within one hundred twenty (120) days after the end of each fiscal year, a copy of Borrower's audited financial statements for that year prepared by a firm of independent certified public accountants acceptable to Bank, prepared in accordance with GAAP;

     (c) With the statements submitted under (a), and (b) above, a certificate signed by the principal financial officer or other duly authorized representative of Borrower, (i) stating he is familiar with all documents relating to Bank and that no Event of Default specified in this Agreement, nor any event which upon notice or lapse of time, or both would constitute such an Event of Default, has occurred, or if any such condition or event existed or exists, specifying it and describing what action Borrower has taken or proposes to take with respect thereto, and (ii) setting forth, in summary form, figures showing the financial status of Borrower in respect of the financial restrictions/covenants contained in this Agreement;

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     (d) As soon as  available,  and in no event  later  than  thirty  (30) days following the date of filing, copies of all tax returns filed by Borrower; and

     (e) From time to time such other information concerning the Borrower as the Bank may reasonably request.

     If at any time Borrower has any additional subsidiaries which have financial statements that could be consolidated with those of Borrower under GAAP, the financial statements required by subsections (a), and (b) above will be the financial statements of Borrower and all such subsidiaries prepared on a consolidated and consolidating basis.

     4.3 Condition and Repair. Borrower will maintain the Collateral in good repair and working order and will make all appropriate repairs and replacements thereof.

     4.4 Insurance. Borrower covenants and agrees with Bank that, so long as this Agreement remains in effect, Borrower will maintain fire and other risk insurance, public, liability insurance, and such other insurance as Bank may require with respect to Borrower's properties and operations, in form, amounts, coverages and with insurance companies acceptable to Bank. Borrower, upon request of Bank, will deliver to Bank from time to time the policies or certificates of insurance in form and satisfactorily to Bank, including stipulations that coverages will not be cancelled or diminished without at least ten (10) days prior written notice to Bank. Each insurance policy also shall include an endorsement providing that coverage in favor of Bank will not be impaired in any way by any act, omission or default of Borrower or any other person. In connection with all policies covering assets in which Bank holds or is offered a security interest for the Loans, Borrower will provide Bank with such Bank's loss payable or other endorsements as Bank may require.

     Borrower covenants and agrees with Bank that, so long as this Agreement remains in effect, Borrower will furnish to Bank, upon request of Bank, reports on each existing insurance policy showing such information as Bank may reasonably request, including without limitation the following: (1) the name of the insurer; (2) the risks insured; (3) the amount of the policy; (4) the properties insured; (5) the then current property values on the basis of which insurance has been obtained, and the manner of determining those values; and (6) the expiration date of the policy.

     4.5 Taxes. Borrower will pay when due all taxes, assessments and other governmental charges imposed upon it or its assets, franchises, business, income or profits before any penalty or interest accrues thereon, and all claims
(including, without limitation, claims for labor, services, materials and supplies) for sums which by law might be a lien or charge upon any of its assets, provided that (unless any material item or property would be lost, forfeited or materially damaged as a result thereof) no such charge or claim need be paid if it is being diligently contested in good faith, if Bank is notified in advance of such contest and if Borrower establishes an adequate reserve or other appropriate provision required by generally accepted accounting principles and deposits with Bank cash or bond in an amount acceptable to Bank.

     4.6 Existence; Business. Borrower will (a) maintain its existence, (b) engage primarily in business of the same general character as that now conducted, (c) refrain from entering into any lines of business substantially different from the business or activities in which Borrower is presently engaged, (d) except as specifically consented to by the Bank, refrain from liquidating, merging, transferring, acquiring or consolidating with any other entity, changing its name, dissolving, or transferring or selling Collateral out of the normal course of business, and (e) following the occurrence and during the continuance of an Event of Default (or if an Event of Default will occur as result of such distribution) refrain from making any distribution with respect to any capital account, whether by reduction of capital or otherwise, except that distributions solely for the payment of federal, state or local taxes shall be permissible. Borrower agrees that, so long as this Agreement remains in effect, Borrower will use of all Loan proceeds solely for Borrower's business operations, unless specifically consented to the contrary by Bank in writing.

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     4.7 Environmental Studies.  Borrower represents and warrants to Bank, as of the date of this Agreement, as of the date of each disbursement of loan proceeds, as of the date of any renewal, extension or modification of the Loan, and at all times any Indebtedness exists, that Borrower will promptly conduct and complete, at Borrower's expense, all such investigations, studies, samplings and testings as may be requested by Bank, limited to one such request per calendar year, or any governmental authority relative to any substance, or any waste or by-product of any substance defined as toxic or a hazardous substance under applicable federal, state, or local law, rule regulation, order or directive, at or affecting any property or any facility owned, leased or used by Borrower.

     4.8 Environmental Compliance and Reports. Borrower represents and warrants to Bank, as of the date of this Agreement, as of the date of each disbursement of loan proceeds, as of the date of any renewal, extension or modification of the Loan, and at all times any Indebtedness exists, that Borrower shall comply in all respects with any and all Environmental Laws; not cause or permit to exist, as a result of an intentional or unintentional action or omission on Borrower's part or on the part of any third party, on property owned and/or occupied by Borrower, any environmental activity where damage may result to the environment, unless such environmental activity is pursuant to and in compliance with the conditions of a permit issued by the appropriate federal, state or local governmental authorities; shall furnish to Bank promptly and in any event within thirty (30) days after receipt thereof a copy of any notice, summons, lien, citation, directive, letter or other communication from any governmental agency or instrumentality concerning any intentional or unintentional action or omission on Borrower's part in connection with any environmental activity whether or not there is damage to the environment and/or other natural resource.

     4.9 Compliance with Laws. Borrower will comply with all federal, state and local laws, regulations and orders applicable to Borrower or its assets including but not limited to all Environmental Laws, in all respects material to Borrower's business, assets or prospects and shall furnish to Bank promptly and in any event within ten (10) days after receipt thereof a copy of any notice, summons, lien, citation, directive, letter or other communication from any governmental agency or instrumentality concerning any violation of any rule, regulation, statute, ordinance, order or law relating to the public health or the environment and of any complaint or notifications received by Borrower regarding to any environmental or safety and health rule, regulation, statute, ordinance or law.

     4.10 Notice of Default. Borrower will, within three (3) days of its knowledge thereof, give written notice to Bank of (a) the occurrence of any event or the existence of any condition which would be, after notice or lapse of applicable grace periods, an Event of Default and specifying the nature and period of existence thereof and what action Borrower has taken or is taking or proposes to take in respect thereof, and (b) the occurrence of any event or the existence of any condition which would prohibit Borrower from continuing to make the representations set forth in this Agreement.

     4.11 Costs. Borrower will pay to Bank its fees, costs and expenses including, without limitation, reasonable attorneys' fees, appraisal fees, title fees, expert fees, court costs, litigation and other expense (collectively,
"Costs") incurred or paid by Bank in connection with the negotiating, documenting, administering and enforcing the Facility, the Loan and the Loan Documents evidencing or securing the Facility and the defense, preservation and protection of Bank's rights and remedies thereunder, including without limitation, its security interest in the Collateral or any other property pledged to secure the Loan, whether incurred in bankruptcy, insolvency, foreclosure or other litigation or proceedings or otherwise. Bank may hire or pay someone else to help enforce this Agreement, and Borrower shall pay the costs and expenses of such enforcement. Costs and expenses include Bank's attorneys' fees and legal expenses whether or not there is a lawsuit, including reasonable attorneys' fees and legal expenses for bankruptcy proceedings (including efforts to modify or vacate any automatic stay or injunction), appeals, and any anticipated post-judgment collection services. Borrower also shall pay all court costs and such additional fees as may be directed by the court.

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     4.12  Other  Amounts  Deemed  Loans.  If  Borrower  fails  to pay any  tax, assessment, governmental charge or levy or to maintain insurance within the time permitted or required by this Agreement, or to discharge any Lien prohibited hereby, or to comply with any other Obligation, Bank may, but shall not be obligated to, pay, satisfy, discharge or bond the same for the account of Borrower, and to the extent permitted by law and at the option of Bank, all monies so paid by Bank on behalf of Borrower will be deemed a Loan and a part of the Indebtedness.

     4.13 Tangible Net Worth Ratio. Borrower shall maintain a ratio of total liabilities to Tangible Net Worth of not greater than 2.00:1.00, tested quarterly based upon Borrower's fiscal year.

     4.14 Fixed Charge Ratio. Borrower shall maintain a minimum Fixed Charge Coverage Ratio of 1.10:1.00, tested annually as of the end of each fiscal year of Borrower.

     4.15 Execution of Guaranty Documents by RLS Solutions Inc. Within five (5) days of the formation of RLS Solutions Inc. ("RLS"), cause the duly authorized officers of RLS to execute and deliver to Bank the following in form and content reasonably acceptable to Bank:

     (a)  Continuing Guaranty Agreement;
     (b)  Security Agreement and Perfection Certificate;
     (c)  Certificate of Guarantor; and
     (d)  Patriot Act compliance certification and related documents.

Section 5. Negative Covenants.
           ------------------

     5.1 Prepayments. After the occurrence and during the continuation of an Event of Default, Borrower will not voluntarily prepay any indebtedness owing by Borrower prior to the stated maturity date thereof other than (i) the Obligations and (ii) indebtedness to trade creditors where the prepayment will result in a discount on the amount due.

     5.2 Indebtedness and Liens. Other than the Permitted Liens, Borrower shall not, without the prior written consent of Bank: (1) Except for trade debt incurred in the normal course of business and Indebtedness to Bank contemplated by this Agreement or currently reflected on Borrower's most recent balance sheet (which shall not be increased), create, incur or assume indebtedness for borrowed money, (2) sell, transfer, mortgage, assign, pledge, lease, grant a security interest in, or encumber any of Borrower's assets, or (3) sell with recourse any of Borrower's accounts, except to Bank.

     5.3 Guarantees and Loans. Borrower will not enter into any direct or indirect guarantees other than by endorsement of checks for deposit or other than in the ordinary course of business nor make any advance or loan other than in the ordinary course of business as presently conducted, including, without limitation, loans and advances to employees of Borrower.

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     5.4  Capital  Stock;  Dividends.  Borrower  will not issue  any  additional capital stock, nor grant any warrants, options or other rights to purchase such capital stock, the effect of which would create an Event of Default under this Agreement. Following the occurrence and during the continuation of an Event of Default (or if an Event of Default will occur as a result of such dividend), Borrower will not (a) declare or pay any dividends on its capital stock other than for the sole purpose of paying federal, state and local taxes related to the Borrower's business, (b) make any payments of any kind to its shareholders (including, without limitation, debt repayments, payments for goods or services or otherwise, but excluding ordinary salary payments to shareholders employed by Borrower) or (c) redeem any shares of its capital stock in any fiscal year.

     5.5 Merger; Disposition of Assets. Without prior written consent of Bank, Borrower will not (a) change its capital structure, (b) merge or consolidate with any corporation, (c) amend or change its Articles of Incorporation or By-Laws or (d) sell, transfer or otherwise dispose of all or any substantial part of its assets, whether now owned or hereafter acquired.

     5.6 Transactions with Affiliates. Borrower will not (a) except for certain existing guaranty obligations relating to franchise obligations of CuraFlo Franchising Inc. which have previously been disclosed to Bank, directly or indirectly issue any guarantee for the benefit of any of its Affiliates except with respect to Obligations of a Guarantor, (b) directly or indirectly make any loans or advances to or investments in any of its Affiliates, (c) enter into any transaction with any of its Affiliates, other than transactions entered into on an arm's length basis in the normal course of Borrower's business, or (d) divert (or permit anyone to divert) any of its business opportunities to any Affiliate or any other corporate or business entity in which Borrower holds a direct or indirect interest.

     5.7 Investments. Borrower will not purchase or hold beneficially any stock, securities or evidences of indebtedness of, or make any investment or acquire any interest in, any other firm, partnership, corporation or entity other than short term investments of excess working capital in one or more of the following: (a) investments (of one year or less) in direct or guaranteed obligations of the United States, or any agencies thereof; and (b) investments (of one year or less) in certificates of deposit of banks or trust companies organized under the laws of the United States or any jurisdiction thereof, provided that such banks or trust companies are insured by the Federal Deposit Insurance Corporation and have capital in excess of $250,000,000.00.

     5.8 Government Regulation. Borrower shall not (a) be or become subject at any time to any law, regulation or list of any government agency (including, without limitation, the U.S. Office of Foreign Asset Control list) that prohibits or limits Bank from making any advance or extension of credit to Borrower or from otherwise conducting business with Borrower, or (b) fail to provide documentary and other evidence of Borrower's identity as may be requested by Bank at any time to enable Bank to verify Borrower's identity or to comply with any applicable law or regulation, including, without limitation,
Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318.

Section 6. Events of Default and Remedies.
           ------------------------------

     6.1 Events of Default. Each of the following events shall constitute an Event of Default ("Event of Default"):

     (a) any change in ownership of twenty-five percent (25%) or more of the common stock of Borrower; or

     (b) the dissolution or termination of Borrower's existence as a going business, the insolvency of Borrower, the appointment of a receiver for any part of Borrower's property, any assignment for the benefit of creditors, any type of creditor workout, or the commencement of any proceeding under any bankruptcy or insolvency laws by or against Borrower which is not dismissed within thirty (30) days; or

     (c) Borrower defaults beyond any applicable grace and/or cure period under any loan, extension of credit, security agreement, purchase or sales agreement, or any other agreement, in favor of any other creditor or person that may materially affect any of Borrower's property or Borrower's ability to repay the Loan or perform its obligations under this Agreement or any of the Loan Documents to which it is a party; or

     (d) Borrower fails to make any payment within ten (10) days of when due under the Loan; or

     (e)  Bank in good faith believes itself insecure; or

     (f) Borrower fails to comply with or to perform any other term, obligation, covenant or condition contained in this Agreement or in any of the Loan Documents to which it is a party or to comply with or to perform any term, obligation, covenant or condition contained in any other agreement between Bank and Borrower; within fifteen (15) days of the issuance of written notice by Bank; or

     (g) any warranty, representation or statement made or furnished to Bank by Borrower or on borrower's behalf under this Agreement or the Loan Documents is knowingly false or misleading in any material respect, either now or at the time made or furnished or becomes false or misleading at any time thereafter; or

     (h) this Agreement or any of the Loan Documents ceases to be in full force and effect (including failure of any collateral document to create a valid and perfected security interest or lien) at any time and for any reason; or

     (i) commencement of foreclosure or forfeiture proceedings, whether by judicial proceeding, self-help, repossession or any other method, by any creditor of Borrower or by a governmental agency against any collateral securing the Loan which are not stayed or vacated within sixty (60) days. This includes a garnishment of any of Borrower's accounts, including deposit accounts, with Bank. However, this Event of Default shall not apply if there is a good faith dispute by Borrower as to the validity or reasonableness of the claim which is the basis of the creditor or forfeiture proceeding and if Borrower gives Bank written notice of the creditor or forfeiture proceeding and deposits with Bank monies or a surety bond for the creditor or forfeiture proceeding, in an amount determined by Bank, in its sole discretion, as being an adequate reserve or bond for the dispute; or

     (j) any Guarantor defaults under its Guaranty beyond any applicable grace and/or cure period or any Guarantor revokes or disputes the validity of, or liability under, any Guaranty of the Indebtedness.

     6.2 Remedies. If any Event of Default occurs, Bank may (i) cease advancing money hereunder, (ii) declare all Loans to be immediately due and payable, whereupon such Loans will immediately become due and payable, (iii) exercise any and all rights and remedies provided by applicable law and the Loan Documents,
(iv) proceed to realize upon the Collateral or any property securing the Loans, including, without limitation, causing all or any part of the Collateral to be transferred or registered in its name or in the name of any other person, firm or corporation, with or without designation of the capacity of such nominee, all without presentment, demand, protest, or notice of any kind, each of which are hereby expressly waived by Borrower. Borrower shall be liable for any deficiency remaining after disposition of any Collateral, and waives all valuation and appraisement laws.

     6.3 Setoff. To the extent permitted by applicable law, Bank reserves the right of setoff in all Borrower's accounts with Bank (whether checking, savings, or some other account). This includes all accounts Borrower holds jointly with someone else and all accounts Borrower may open in the future. However, this does not include any IRA or Keogh accounts, or any trust accounts for which setoff would be prohibited by law. Borrower authorizes Bank, to the extent permitted by applicable law, to charge or setoff all sums owing on the Indebtedness against any and all such accounts, and, at Bank's option, to administratively freeze all such accounts to allow Bank to protect Bank's charge and setoff rights provided in this paragraph.

     6.4 No Remedy Exclusive. No remedy set forth herein is exclusive of any other available remedy or remedies, but each is cumulative and in addition to every other remedy available under this Agreement, the Loan Documents or as may be now or hereafter existing at law, in equity or by statute. Borrower waives any requirement of marshaling of assets which may be secured by any of the Loan Documents.

     6.5 Effect of Termination. The termination of this Agreement will not affect any rights of either party or any obligation of either party to the other, arising prior to the effective date of such termination, and the provisions hereof shall continue to be fully operative until all transactions entered into, rights created or Obligations incurred prior to such termination have been fully disposed of, concluded or liquidated. The security interest, lien and rights granted to Bank hereunder and under the Loan Documents will continue in full force and effect, notwithstanding the termination of this Agreement or the fact that no Loan is outstanding to Borrower, until all of the Obligations, have been paid in full.

     6.6 No Adequate Remedy at Law. Borrower recognizes that in the event Borrower fails to pay, perform, observe or discharge any of its Obligations under this Agreement, the Note or the other Loan Documents, no remedy at law will provide adequate relief to Bank and Borrower agrees that Bank shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving that it has incurred actual damages.

Section 7. Conditions Precedent.
           --------------------

     7.1 Conditions to Disbursement of the Loan. Bank will have no obligation to make or advance the Loan until Borrower has delivered to Bank at or before the closing date, in form and substance satisfactory to Bank:

     (a) Execution and delivery of two (2) copies of this Agreement by the Borrower.

     (b) Execution and delivery of one (1) copy of the Revolving Note by the Borrower, together with a request for advance under the Facility.

     (c) Execution and delivery of two (2) copies of a Security Agreement and Perfection Certificate by the Borrower.

     (d) Execution and delivery of two (2) copies of a Security Agreement and Perfection Certificate by each Guarantor.

     (e) Receipt of a Borrower's Certificate, complete with exhibits, duly executed by duly authorized officer or other representative of Borrower.

     (f) Receipt of a Guarantor's Certificate, complete with exhibits, duly executed by duly authorized officer or other representative of each Guarantor.

     (g) Receipt of a Loss Payee Endorsement for Insurance relating to the Collateral and copies of the insurance policies.

     (h) Receipt of duly completed executed Patriot Act documentation by the Borrower and each Guarantor.

     (i) Execution and delivery of one (1) copy of the Continuing Guaranty Agreement executed by each Guarantor.

     (j) Evidence of the successful acquisition of Cohesant Technologies, Inc. by Graco, Inc. and successful spin-off of all assets (with the exception of GlasCraft, Inc. assets).

     (k) Receipt of other documents, instruments or certificates which the Bank in its sole and exclusive discretion may reasonably require which are not inconsistent with the requirements of this Agreement.

     (l)  Payment by  Borrower  to Bank of the fees and  expenses  specified  in
          Section 2.2 hereof.

Section 8. Miscellaneous Provisions.
           ------------------------

     8.1 Miscellaneous. This Agreement, the exhibits and the other Loan Documents are the complete agreement of the parties hereto and supersede all previous understandings relating to the subject matter hereof. This Agreement may be amended only in writing signed by the party against whom enforcement of the amendment is sought. This Agreement may be executed in counterparts. If any part of this Agreement is held invalid, illegal or unenforceable, the remainder of this Agreement will not in any way be affected. This Agreement is and is intended to be a continuing agreement and will remain in full force and effect until the Loan is finally and irrevocably paid in full and the Facility is terminated.

     8.2 Waiver by Borrower. Borrower waives notice of non-payment, demand, presentment, protest or notice of protest of any Accounts or other Collateral, and all other notices (except those notices specifically provided for in this Agreement); consents to any renewals or extensions of time of payment thereof; and generally waives any and all suretyship defenses and defenses in the nature thereof.

     8.3 Binding Effect. This Agreement will be binding upon and inure to the benefit of the respective legal representatives, successors and assigns of the parties hereto; however, Borrower may not assign or transfer any of its rights or delegate any of its Obligations under this Agreement or any of the Loan Documents, by operation of law or otherwise. Bank (and any subsequent assignee) may transfer and assign any of its rights or delegate any of its duties under this Agreement or may transfer or assign partial interests or participation in the Loan to other persons. Bank may disclose to all prospective and actual assignees and participants all financial, business and other information about a Borrower which Bank may possess at any time.

     8.4 Subsidiaries and Affiliates of Borrower. To the extent the context of any provision of this Agreement makes it appropriate, including without limitation any representation, warranty or covenant, the word "Borrower" as used in this Agreement shall include all of Borrower's subsidiaries and affiliates. Notwithstanding the foregoing however, under no circumstances shall this Agreement be construed to require Bank to make any Loan or other financial accommodation to any of Borrower's subsidiaries or affiliates.

     8.5 Security. The Obligations are secured as provided herein, in this Agreement, the Security Agreement, in the Loan Documents and in each other document or agreement which by its terms secures the repayment or performance of the Obligations. Additionally, the Indebtedness shall be unconditionally guarantied by the Guarantors.

     8.6 Survival. All representations, warranties, covenants and agreements made by Borrower herein and in the Loan Documents will survive the execution and delivery of this Agreement, the Loan Documents and the issuance of the Note.

     8.7 Delay or Omission. No delay or omission on the part of Bank in exercising any right, remedy or power arising from any Event of Default will impair any such right, remedy or power or any other right remedy or power or be considered a waiver or any right, remedy or power or any Event of Default nor will the action or omission to act by Bank upon the occurrence of any Event of Default impair any right, remedy or power arising as a result thereof or affect any subsequent Event of Default of the same or different nature.

     8.8 Notices. Any notices under or pursuant to this Agreement will be deemed duly sent when delivered in hand or when mailed by registered or certified mail, return receipt requested, addressed as follows:

         To Borrower:    Cohesant Inc.
                         23400 Commerce Park
                         Beachwood, Ohio 44122
                         Attention: Robert Pawlak

         To Bank:        Regions Bank
                         One Indiana Square, Suite 227
                         Indianapolis, Indiana 46204
                         Attention: Scott Dvornik

     Either party may change such address by sending written notice of the change to the other party.

     8.9 No Partnership. Nothing contained herein or in any of the Loan Documents is intended to create or will be construed to create any partnership, joint venture or other relationship between Bank and Borrower other than as expressly set forth herein or therein and will not create any joint venture, partnership or other relationship.

     8.10 Indemnification. If after receipt of any payment of all or part of the Obligations, Bank is for any reason compelled to surrender such payment to any person or entity, because such payment is determined to be void or voidable as a preference, impermissible setoff, or diversion of trust funds, or for any other reason, this Agreement will continue in full force and effect and Borrower will be liable to, and will indemnify, save and hold Bank, its officers, directors, attorneys, and employees harmless of and from the amount of such payment surrendered. The provisions of this Section will be and remain effective notwithstanding any contrary action which may have been taken by Bank in reliance on such payment, and any such contrary action so taken will be without prejudice to Bank's rights under this Agreement and will be deemed to have been conditioned upon such payment becoming final, indefeasible and irrevocable. In addition, Borrower will indemnify, defend, save and hold Bank, its officers, directors, attorneys, and employees harmless of, from and against all claims, demands, liabilities, judgments, losses, damages, costs and expenses, joint or several (including all accounting fees and attorneys' fees incurred), that Bank or any such indemnified party may incur arising out of this Agreement, any of the Loan Documents evidencing or securing the Loan or any act taken by Bank hereunder except for the willful misconduct or gross negligence of such indemnified party. The provisions of this Section will survive the termination of this Agreement.

     8.11 Depository Account Acknowledgment. Borrower and Bank severally, each for itself, acknowledges and agrees that, except as provided herein with respect to Borrower's obligation to maintain depository account(s) (if any) with Bank, the extension(s) of credit provided for herein are neither conditioned upon nor have the interest rates and fees therefor been set based upon Borrower's agreement to purchase any other product or service from Bank. Further, Borrower and Bank severally, each for itself, acknowledges and agrees that Bank has not offered these extension(s) of credit or offered to reduce the interest rate(s) or fee(s) therefor except as provided herein.

     8.12 Governing Law; Jurisdiction. This Agreement will be governed by, construed and enforced in accordance with federal law and the laws of the State of Indiana. This Agreement has been accepted by Bank in the State of Indiana. Borrower agrees that the state and federal courts in Marion County, Indiana, or any other court in which Bank initiates proceedings have exclusive jurisdiction over all matters arising out of this Agreement, and that service of process in any such proceeding will be effective if mailed to Borrower at its address described in the Notices section of this Agreement. BANK AND BORROWER HEREBY WAIVE THE RIGHT TO TRIAL BY JURY OF ANY MATTERS ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

     8.13 Consent to Participation. Borrower agrees and consents to Bank's sale or transfer, whether now or later, of one or more participation interests in the Loan to one or more purchasers, whether related or unrelated to Bank. Bank may provide, without any limitation whatsoever, to any one or more purchasers, or potential purchasers, any information or knowledge Bank may have about Borrower or about any other matter relating to the Loan, and Borrower hereby waives any rights to privacy Borrower may have with respect to such matters. Borrower additionally waives any and all notices of sale of participation interests, as well as all notices of any repurchase of such participation interests. Borrower also agrees that the purchasers of any such participation interests will be considered as the absolute owners of such interests in the Loan and will have all the rights granted under the participation agreement or agreements governing the sale of such participation interests. Borrower further waives all rights of offset or counterclaim that it may have now or later against Bank or against any purchaser of such participation interest and unconditionally agrees that either Bank or such purchaser may enforce Borrower's obligation under the Loan irrespective of the failure or insolvency of any holder of any interest in the Loan. Borrower further agrees that the purchaser of any such participation interests may enforce its interests irrespective of any personal claims or defenses that Borrower may have against Bank.

     8.14 Amendments and/or Modifications. Bank shall not be deemed to have waived any rights under the Loan Documents unless such waiver is given in writing and signed by the Bank. Notwithstanding any provision in this Agreement to the contrary, this Agreement may be modified by mutual consent of the Bank and Borrower. Bank shall send written notice of the amendment to Borrower at Borrower's address set forth in Section 8.8 hereof. Any such amendment shall be effective according to its terms; provided, however, the Borrower has the option to pay the Note according to its terms and choose not to accept the amendment.

      [REMAINDER OF THIS PAGE INTENTIONALLY BLANK - SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Borrower and Bank have executed this Agreement by their duly authorized officers or other representatives as of the date first above written.

                                            COHESANT INC.


                                            By: /s/ Robert Pawlak
                                                --------------------------------

                                            Printed: Robert Pawlak
                                                     ---------------------------

                                            Title: Chief Financial Officer
                                                  ------------------------------



                                            REGIONS BANK


                                            By: /s/ Scott A. Dvornik
                                                --------------------------------
                                                Scott A. Dvornik, Vice President



STATE OF INDIANA                )
                                )  SS:
COUNTY OF_____________          )

     Before me the undersigned, a Notary Public in and for said County and State, personally appeared __________________, the ___________________ of
Cohesant Inc., a Delaware corporation, who acknowledged the execution of the above and foregoing instrument on behalf of said corporation in such capacity.

     Witness my hand and Notarial Seal this ____ day of February, 2008.



My Commission Expires:
                                    --------------------------------------------
-------------------------           Notary Public


My County of Residence:
                                    --------------------------------------------
-------------------------           Printed

                                    EXHIBITS
                                       TO
                                CREDIT AGREEMENT
                                     BETWEEN
                                  COHESANT INC.
                                       AND
                                  REGIONS BANK


         Exhibit 1        -      Definitions
         Exhibit 3.9      -      Permitted Liens

                                    EXHIBIT 1
                                    ---------

                                   DEFINITIONS
                                   -----------


o "Affiliate" means, as to Borrower, (a) any person or entity which, directly or indirectly, is in control of, is controlled by or is under common control with, Borrower, or (b) any person who is a director, officer or employee (i) of Borrower or (ii) of any person described in the preceding clause (a).

o "Collateral" has the meaning assigned to that term in the Security Agreement and Perfection Certificates.

o "Default Rate" means that upon default, including failure to pay upon final maturity, Bank at its option, may, if permitted under applicable law, increase the interest rate on the applicable Note 3.000 percentage points. In no event will the interest rate accruing under any Note be increased to be in excess of the maximum interest rate permitted by applicable state or federal usury laws then in effect.

o "EBITDA" means, as of any date of determination, with respect to Borrower, the sum of (a) net income, plus (b) to the extent deducted in determining net income, income taxes paid or accrued, plus (c) depreciation, amortization and other non-cash charges shown as a charge against earnings for such period, minus (d) distributions and dividends declared and paid by Borrower, plus (e) interest expense; in each instance determined for the trailing four (4) quarter period ending on the date of determination.

o "Environmental Laws" means all federal, state, local and foreign laws relating to pollution or protection of the environment, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial toxic or hazardous substances or wastes into the environment (including without limitation ambient air, surface water, ground water or land), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes, and any and all regulations, codes, plans, orders, decrees, judgments, injunctions, notices or demand letters issued, entered promulgated or approved thereunder.

o    "ERISA" means the Federal Employee Retirement Income Security Act of 1974.

o "Event(s) of Default" will have the meaning set forth in Section 6.1 of the Agreement

o "Fixed Charge Ratio" means EBITDA (adjusted for non-cash charges) less unfunded capital expenditures less dividends less taxes divided by the sum of principal payments plus interest expense.

o "GAAP" means generally accepted accounting principles as in effect from time to time.

o "Guaranty" means the Continuing Guaranty Agreement executed by each Guarantor for the benefit of the Bank.

o "Guarantor" means Cohesant Materials Inc., CuraFlo Franchising Inc., CuraFlo Spincast Services Inc., CuraFlo Services Inc., and, following its incorporation on or about March 1, 2008, RLS Solutions Inc, individually and collectively as applicable.

o "Indebtedness" means and includes without limitation all Loans, together with all other obligations, any premiums, debts and liabilities of Borrower to Bank, or any one or more of them, as well as all claims by Bank against Borrower, or any one or more of them; whether now or hereafter existing, voluntary or involuntary, due or not due, absolute or contingent, liquidated or unliquidated; whether Borrower may be liable individually or jointly with others; whether Borrower may be obligated as guarantor, surety, or otherwise; whether recovery upon such indebtedness may be or hereafter may become barred by any statute of limitations; and whether such Indebtedness may be or hereafter may become otherwise unenforceable.

o "Lien" means any security interest, mortgage, pledge, assignment, lien or other encumbrance of any kind, including interests of vendors or lessors under conditional sale contracts and capitalized leases.

o "Loan" or "Loans" means the Revolving Loans and any and all loans and financial accommodations from Bank to Borrower whether now or hereafter existing, and however evidenced, including without limitation those loans and financial accommodations described herein or described on any exhibit or schedule attached to this Agreement from time to time.

o "Loan Documents" means this Agreement, the Revolving Note, the Security Agreements, the Guaranty and every other document or agreement executed by any party evidencing, guarantying or securing any of the Obligations; and "Loan Document" means any one of the Loan Documents.

o "Obligation(s)" means all loans, advances, indebtedness, liabilities and obligations of Borrower owed to Bank of every kind and description whether now existing or hereafter arising including without limitation, those owed by Borrower to others and acquired by Bank, by purchase, assignment or otherwise, and whether direct or indirect, primary or as guarantor or surety, absolute or contingent, liquidated or unliquidated, matured or unmatured, whether or not secured by additional collateral, and including without limitation all liabilities, obligations and indebtedness arising under this Agreement, the Revolving Note, and the other Loan Documents, all obligations to perform or forbear from performing acts, all amounts represented by letters of credit now or hereafter issued by Bank for the benefit of or at the request of Borrower, and all expenses and attorneys' fees incurred by Bank under this Agreement or any other document or instrument related to any of the foregoing.

o "Permitted Liens" means those liens and encumbrances listed on Exhibit 3.9, and (1) liens and security interests securing Indebtedness owed by Borrower to Bank; (2) liens for taxes, assessments, or similar charges either not yet due or being contested in good faith; (3) liens of materialmen, mechanics, warehousemen, or carriers, or other like liens arising in the ordinary course of business and securing obligations which are not yet delinquent; (4) purchase money liens or purchase money security interests upon or in any property acquired or held by Borrower in the ordinary course of business to secure indebtedness outstanding on the date of this Agreement or permitted to be incurred under the paragraph of this Agreement titled "Indebtedness and Liens"; (5) other liens and security interests which, as of the date of this Agreement, have been disclosed to and approved by the Bank in writing; (6) those liens and security interests which in the aggregate constitute an immaterial insignificant monetary amount with respect to the net value of Borrower's assets; and (7) liens and encumbrances, if any, reflected or noted on Borrower's most recent balance sheets submitted to Bank or notes thereto..

o    "Facility" will have the meaning set forth in Section 2.1 of the Agreement.

o "Revolving Note" has the meaning assigned to that term in Section 2.1 of the Agreement.

o    "Security   Agreement"   means  the  Security   Agreement  and   Perfection
     Certificate executed by Borrower and the Security Agreement and Perfection Certificate executed by each Guarantor of even date herewith.

o "Subsidiary" means any corporation or other business entity of which Borrower directly or indirectly owns or controls at the time outstanding stock or other equity interests having under ordinary circumstances (not depending on the happening of a contingency) voting power to elect a majority of the board of directors or other governing body of said corporation or entity.

o "Tangible Net Worth" shall mean the total of the capital stock (less treasury stock), paid-in surplus, general contingency reserves and retained earnings (deficit) of Borrower and any Subsidiary as determined on a consolidated basis in accordance with GAAP after eliminating all inter-company items and all amounts properly attributable to minority interests, if any, in the stock and surplus of any Subsidiary, minus the following items (without duplication of deductions), if any, appearing on the consolidated balance sheet of Borrower:

           (i) all  deferred  charges  (less   amortization,   unamortized  debt
               discount and expense and corporate organization expenses);

          (ii) the book amount of all assets which would be treated as intangibles under generally accepted accounting principles, including, without limitation, such items as goodwill, trademark applications, trade names, service marks, brand names, copyrights, patents, patent applications and licenses, and rights with respect to the foregoing;

         (iii) the amount by which aggregate inventories or aggregate securities appearing on the asset side of such consolidated balance sheet exceed the lower of cost or market value (at the date of such balance sheet) thereof; and

          (iv) any write-up in the book amount of any asset resulting from a revaluation thereof from the book amount entered upon acquisition of such asset.

                                   EXHIBIT 3.9

                                 PERMITTED LIENS


                                       N/A